Exhibit 10.1

Flexsteel Industries, Inc.

2007 Long-Term Management Incentive Compensation Plan

FORM OF NOTIFICATION OF AWARD

This certifies that [INSERT NAME] is notified of a target award of [insert number of common shares] performance shares and cash compensation of [insert dollar amount] pursuant to the 2007 Long-term Management Incentive Compensation Plan (“the Plan”) of Flexsteel Industries, Inc., a Minnesota corporation (the “Company”) for the performance period beginning July 1, 20_____ and ending June 30, 20_____.

Social Security Number:	__________________

Address:	__________________

__________________

Grant Date:	[insert date]

Vesting Date:	[insert date]

This Notification of Award (“Notification”) is subject in all respects to the Plan as may be amended from time to time, all policies adopted from time to time by the Nominating and Compensation Committee of the Company relating to the administration of the Plan (the “Policies”) and the additional terms and conditions set forth below. A copy of the Plan and the Policies are available upon request. This Notification has been duly executed on behalf of Flexsteel Industries, Inc.

Flexsteel Industries, Inc.

By:  ___________________________

Name:	Timothy E. Hall
Title:	Vice President Finance, CFO & Secretary

*           *           *           *           *           *

[certain terms and conditions follow]

1.

Award.  Subject to the terms of this Notification and the Plan, you are hereby notified of the target number of Performance Shares and cash compensation (“the Award”) as set forth above. Awards pursuant to this Notification can vary anywhere from 0% to 160% of the target amounts, depending upon the Company’s consolidated financial results and per the schedule set forth in Exhibit A to this Notification. Performance Shares do not represent actual ownership in the Company and in no way entitle the holder to any of the privileges and rights of actual stockholders, such as the right to receive dividends or to vote.

2.

Award Vesting and Payout.  The Award pursuant to this Notification will vest (actual amounts will vary with the Company’s performance) at the end of the Performance Period (see Vesting Date above). Awards will be paid as soon as practicable following the end of the Performance Period and verification of the Company’s consolidated financial results. Performance Shares will be valued using the closing share price on the ending date of the Performance Period. Awards will be settled using a combination of ___% common shares and ___% cash. Payment under the Plan is subject to compliance by you with any written agreement between you and the Company, including an employment agreement, non-compete agreement, or other agreement relating to confidential information. The Company has the right to deduct from all net amounts paid under the Plan any federal, state, or local taxes required by law to be withheld with respect to such payments. The Committee may require you to execute a stockholder’s agreement, with such terms, as the Committee deems appropriate, with respect to any Company Stock distributed pursuant to this Agreement. Upon vesting and payout, if any, the target number of Performance Shares and Cash Compensation set forth above will cease to exist.

If you have a separation from service (determined in accordance with Internal Revenue Code Section 409A) due to retirement, disability or death, you will be entitled to a pro rata payment of the Award based on the Company’s performance through the nearest quarter end. Any such payment will be made within 90 days of your separation from service.

3.

Funding.  This Notification, and the Plan to which it is pursuant, shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Performance Shares.

4.	No Right to Continued Employment. Neither this Notification nor any Award made pursuant to the Plan shall confer upon you any right with respect to continuance of employment by the Company.

5.	Amendment. This Agreement may be amended by written agreement of the Participant and the Company, without the consent of any other person.

EXHIBIT A

PERFORMANCE MEASURES

1.

Purpose.  The purpose of this Exhibit A is to set forth the Performance Measures that will be applied to determine the value of the Performance Award to be made pursuant to the Notification above. This Exhibit A is incorporated into and forms a part of the Notification.

2.

Revision of Performance Measures.  The Committee may modify the Performance Measures set forth in this Exhibit A during, and after the end of, the Performance Period to reflect significant events that occur during the Performance Period.

3.	Performance Measures. The Performance Measures shall be as follows:

[insert performance measures]

4.

Amount of Award.  The amount distributable to you under the Agreement shall be determined in accordance with the schedule below. Awards for performance not explicitly defined in the schedule below will be linearly interpolated:

Payment Matrix

[insert payment matrix]